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                                                                    EXHIBIT 99.2

January   , 2000

GenTek Inc.
One Liberty Lane
Hampton, NH 03842

Dear Sirs:

     This letter of agreement sets forth the terms and conditions by which ChaseMellon Consulting Services ('we', 'our', 'us') shall provide to GenTek Inc., ('you', 'your') our Information Agent services (the 'services').

SERVICES

     (i) Counseling you concerning the organization and timing of the offering.

     (ii) Assist in the coordination of all printing activities and advertisement placement.

     (iii) Establishing contacts with brokers, dealers, banks and other nominees on your behalf.

     (iv)   Determining the material requirements.

     (v)    Assistance with drafting and reviewing documents.

     (vi) Facilitate the distribution of materials to the registered and beneficial owners of GenTek Inc.'s common stock and to other interested parties.

     (vii)  Provide a toll-free telehone line for shareholder inquiries.

     (viii) Building a file of eligible participants, including registered holders and beneficial holders identified through our research.

     (ix)   Provide periodic status reports to management.

     (x) Payment of all broker forwarding invoices, subject to collection from you of monies for this purpose.

FEE FOR SERVICES

     The base fee for acting as information agent and providing the above-listed services is $7,500.00, plus all out-of-pocket expenses reasonably incurred by us, including, without limitation, documentation preparation, telephone, bank/broker listings, and postage costs. The base fee shall be payable upon the execution of this agreement. Invoices for out-of-pocket expenses shall be rendered monthly as incurred and shall be payable upon receipt. Our services shall commence upon receipt of a signed copy of this contract and expire thirty days after the expiration of the rights offering.

RESPONSIBILITY

     You shall indemnify and hold us, our directors, officers, employees, agents harmless from and against any and all claims, liabilities, losses, damages and/or expenses, including reasonable attorneys' fees, which any of them shall or may incur or sustain in connection with the performance of the services or this services agreement, except to the extent caused directly by our gross negligence or willful misconduct. This indemnification obligation shall survive the termination of this services agreement.

     Any liability to you we may incur in connection with our provision of services hereunder (including any additional services mutually agreed to by you and us) shall be limited to and not exceed the fees actually paid to us for the provision of the services described above. Anything in this agreement to the contrary notwithstanding, in no event shall we be liable for special, indirect or consequential loss or damage of any kind whatsoever, even if we have been advised of the likelihood of such loss or damage and regardless of the form of action.



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MISCELLANEOUS

     This agreement shall be made in, governed by, and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     All information shall be sent to your address as above written or such other address as you may advise us in writing, or orally confirmed in writing.

     This agreement represents the entire understanding of the parties with respect to the subject matter hereof, superseded any and all prior understandings, oral or written, relating hereto and may not be changed orally. Any waiver or change of any of the provisions hereof must be in writing and signed by the parties hereto. The failure of either party hereto at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter.

     If the foregoing terms and conditions are acceptable to you, please sign and return to us the counterpart of this letter of agreement.

                                          Very truly yours,
                                          CHASEMELLON CONSULTING SERVICES L.L.C.

                                          By: __________________________________

                                          Title: _______________________________

                                          Date: ________________________________

ACCEPTED

GENTEK INC.

By: __________________________________

Title: _______________________________

Date: ________________________________